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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

American Woodmark Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3102 Shawnee Drive

Winchester, Virginia 22601

Notice of Annual Meeting of Shareholders

TO THE SHAREHOLDERS OF

AMERICAN WOODMARK CORPORATION:

The Annual Meeting of Shareholders (“Annual Meeting”) of American Woodmark Corporation (the “Company”) will be held at the Museum of the Shenandoah Valley, 901 Amherst Street, Winchester, Virginia, on Thursday, August 23, 2007, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect ten directors to serve a one-year term on the Company’s Board of Directors;

2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending April 30, 2008; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record of shares of the Company’s common stock at the close of business on June 27, 2007 will be entitled to vote at the Annual Meeting or any adjournments thereof.

Regardless of whether or not you plan to attend the Annual Meeting, please complete the enclosed proxy, including signature and date, and promptly return it in the enclosed envelope. If for any reason you desire to revoke your proxy, you may do so at anytime before it is voted.

All shareholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors

Jonathan H. Wolk
Secretary

July 12, 2007

AMERICAN WOODMARK CORPORATION

3102 Shawnee Drive

Winchester, Virginia 22601

Proxy Statement

Voting Rights, Procedures and Solicitation

Proxy Solicitation

This Proxy Statement, mailed to shareholders of American Woodmark Corporation (the “Company”) on or about July 13, 2007, is furnished in connection with the solicitation of proxies by the Company’s Board of Directors in the accompanying form for use at the Annual Meeting of Shareholders (“the Annual Meeting”) to be held on August 23, 2007, at 9:00 a.m., Eastern Daylight Time, and at any adjournments thereof. A copy of the annual report of the Company for the fiscal year ended April 30, 2007 is being mailed to you with this Proxy Statement.

In addition to the solicitation of proxies by mail, the Company’s officers and other employees, without additional compensation, may solicit proxies by telephone, facsimile, and personal interview. The Company will bear the cost of all solicitation. The Company also will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of common stock held as of the record date by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

Record Date and Voting Rights

On June 27, 2007, the record date for determining the shareholders entitled to vote at the Annual Meeting, there were 14,939,874 shares of common stock of the Company outstanding and entitled to vote. Each such share of common stock entitles the holder to one vote.

Revocability and Voting of Proxy

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Any shareholder who provides a proxy may revoke such proxy at any time before it is voted. Proxies may be revoked by:

•	filing with the Secretary of the Company written notice of revocation which bears a later date than the date of the proxy,

•	duly executing and filing with the Secretary of the Company a later dated proxy relating to the same shares, or

•	attending the Annual Meeting and voting in person

Votes will be tabulated by one or more inspectors of election. A proxy, if executed and not revoked, will be voted for the election of the nominees for director named herein and for the ratification of KPMG LLP as the independent registered public accounting firm of the Company for fiscal year 2008, unless otherwise specified by the shareholder.

A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

In the election of directors, the ten nominees receiving the greatest number of votes cast will be elected. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker Shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome.

Participants in the American Woodmark Corporation Investment Savings Stock Ownership Plan will receive a proxy packet from the Company’s transfer agent and registrar, American Stock Transfer & Trust Company, enabling them to vote the participant’s shares of the Company’s common stock held in the plan account. The Newport Group, the Plan’s Administrator, will determine the number of shares of ownership per each participant and communicate share ownership to the transfer agent. Voting instructions by the participant must be returned and properly executed in the envelope provided to be voted. If a participant does not return an executed proxy, then no shares will be voted from the participant’s account.

ITEM 1—ELECTION OF DIRECTORS

The Board is currently comprised of 11 members. Director Neil DeFeo will not stand for re-election at the Annual Meeting and will retire from the Board at that time. Mr. DeFeo has been a director of the Company since 2003 and will continue as a Director until his term ends immediately prior to the Annual Meeting. Effective upon Mr. DeFeo’s departure from the Board, the size of the Board of Directors will be reduced by one to a total of 10 directors.

The Company has nominated 10 persons for election as directors, each of whom presently serves as a director of the Company. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting and until their successors are elected and qualified. Each of the nominees listed below was elected by shareholders at the last Annual Meeting for a term expiring at the upcoming Annual Meeting.

Although the Company anticipates all of the nominees named below will be able to serve, if at the time of the Annual Meeting any nominees are unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person or persons as the Board of Directors may designate.

Information Regarding Nominees

The names and ages of the Company’s nominees, their principal occupations or employment and other information regarding each nominee are set forth below.

Name	Age	Principal Occupation(s) During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since
William F. Brandt, Jr.	61	Retired; Company Chairman and Executive Officer from 1996 to 2004	1980

Daniel T. Carroll	81	Chairman from 1995 to present of The Carroll Group (a management consulting firm)	1986

James J. Gosa	60	Company Chairman from 2004 to present; Company Chief Executive Officer from 1996 to present, Company President from 1996 to August 2006.	1995

Martha M. Dally	56	Retired; Vice President Customer Development of Sara Lee Corporation (a manufacturer and marketer of consumer products) from 2005 to 2006; Chief Customer Officer of Sara Lee from June 2003 to July 2005; Senior Vice President Business Development from May 2002 to June 2003 of Sara Lee Apparel, Europe.	1995

Name	Age	Principal Occupation(s) During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since
Kent B. Guichard	51	Company President and Chief Operating Officer from August 2006 to present; Company Executive Vice President and Chief Operating Officer from September 2005 to August 2006; Company Executive Vice President from May 2004 to September 2005; Company Senior Vice President and Chief Financial Officer from 1999 to April 2004; Company Corporate Secretary from 1997 to February 2005	1997

Kent J. Hussey	61	Chief Executive Officer of Spectrum Brands, Inc. (a public company and manufacturer of consumer products) from May 2007 to present; Vice Chairman of Spectrum Brands from January 2007 to May 2007; President and Chief Operating Officer of Spectrum Brands from August 2002 to December 2006; President and Chief Financial Officer of Spectrum Brands from December 2001 to July 2002; Director, Spectrum Brands, Inc.	1999

James G. Davis, Jr.	48	President and Chief Executive Officer of James G. Davis Construction Corporation (a commercial general contractor) from June 1979 to present	2002

G. Thomas McKane	63	Retired; Chairman of A.M. Castle & Company (a public company and specialty metal wholesaler), February 2006 to January 2007; President and Chief Executive Officer of A.M. Castle May 2000 to February 2006; Director, A.M. Castle & Co., Woodhead Industries, Inc. (a manufacturer of chemical products), and L.B. Foster (a manufacturing company)	2003

Daniel T. Hendrix	52	President and Chief Executive Officer of Interface, Inc. (a public company and manufacturer of industrial carpet products) from 2001 to present; Director, Interface, Inc. and Global Imaging Systems, Inc. (a technology service company)	2005

Carol B. Moerdyk	57	Senior Vice President, International from 2004 to present and Senior Vice President, Administration from 2003 to 2004 of OfficeMax Incorporated, an office products retailer (formerly Boise Cascade); Senior Vice President, Operations from 1998 to 2003 of Boise Cascade Office Products; Director, Libbey, Inc. (a public company and manufacturer of tableware)	2005

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics. The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of American Woodmark Corporation. The Board has also adopted an additional Code of Business Conduct and Ethics for the Chief Executive Officer and all Senior Financial Officers. The Company’s Codes of Business Conduct and Ethics are included on the Company’s Web site at www.americanwoodmark.com. Each code sets forth and summarizes certain policies of the Company related to legal compliance and ethical business practices. The codes comply with the applicable NASDAQ listing standards. Any amendments to, or waivers from any code provisions that apply to the Company’s directors or executive officers, including the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and Treasurer, will be promptly posted on the Company’s Web site. No amendments or waivers were requested or granted during the year ended April 30, 2007.

Director Independence. On an annual basis the Board reviews the independence of all directors and affirmatively makes a determination as to the independence of each director. The Board adopted an independence standard, which complies with the applicable NASDAQ listing standards, and determined that a majority of its directors are independent in accordance with those standards. The Board has determined that 8 of its 11 directors are independent. The independent directors are: Mr. Carroll, Ms. Dally, Mr. Davis, Mr. DeFeo, Mr. Hendrix, Mr. Hussey, Mr. McKane, and Ms. Moerdyk. In addition, all of the members presiding on each of the Board’s 3 standing committees are independent.

Communications with the Board of Directors. The Audit Committee and the non-management directors have established procedures to enable shareholders or any employee who has a concern about the Company’s accounting, internal accounting controls or auditing matters, to communicate directly to the Board, to the non-management directors, or to the Audit Committee. Such communications may be confidential or anonymous. Any shareholder wishing to contact the Board of Directors, the independent directors as a group, or any individual director may do so in writing by sending a self-addressed, stamped letter to:

Chairman, Nominating and Governance Committee

c/o Corporate Secretary

American Woodmark Corporation

3102 Shawnee Drive

Winchester, Virginia 22601

The Corporate Secretary will review all such written correspondence and forward to the Committee a summary of all correspondence that deals with the functions of the Board or its committees or that the Corporate Secretary otherwise determines that it requires the attention of the Committee.

The Committee reviews and regularly provides the Board of Directors with a summary of the communications received from shareholders and the actions taken or recommended to be taken if an action requires approval of the full Board as a result of such communications. Directors may, at any time, review a log of all correspondence received by the Company which is addressed to members of the Board and may request copies of any such correspondence.

Board of Directors and Committees

The Company’s Board of Directors presently consists of 11 directors. The Board held 4 meetings during the fiscal year ended April 30, 2007. All of the directors attended at least 75% of the total number of board meetings and meetings of all committees of the Board held during periods when they were members of the Board or such committees. The non-management directors meet on a regular basis at every board meeting without the directors who are members of management being present, to discuss a variety of matters regarding the Company’s performance and operations. The Board of Directors believes that attendance at American Woodmark Corporation’s Annual Meeting of Shareholders demonstrates a commitment to the Company, responsibility and accountability to the shareholders, and support of management and employees. Therefore, it is a policy of the Board that all members attend the Annual Meeting of Shareholders. All members of the Board attended last year’s Annual Meeting of Shareholders.

The Board has adopted written charters and independence requirements for each of its three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.

Audit Committee

The Audit Committee consists of Mr. Hussey, who chairs the Committee, Mr. Carroll, Mr. McKane, and Ms. Moerdyk. All members have been determined by the Board of Directors to be “independent” and meet the Audit Committee independence requirements of the NASDAQ listing standards. The Board of Directors has determined that all of the current members of the Audit Committee are “audit committee financial experts” as defined under SEC rules. The Audit Committee is primarily concerned with the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor and the performance of the internal audit function and independent auditor. The Audit Committee’s duties include: 1) selecting and overseeing the performance of the independent auditor; 2) reviewing the scope of the audit to be conducted by them, as well as the results of their audit; 3) overseeing the Company’s financial reporting activities, including the Company’s annual report, and the accounting standards and principles followed; 4) approving audit and non-audit services provided to the Company by the independent auditor; 5) reviewing the organization and scope of the Company’s internal audit function and internal controls; 6) reviewing, approving, and ratifying transactions with related persons required to be disclosed under SEC rules; and 7) conducting other reviews relating to compliance by employees with company policies and applicable laws. The Audit Committee met five times during fiscal year 2007. The Audit Committee is governed by a written charter approved by the Board of Directors, which can be viewed at www.americanwoodmark.com. The Audit Committee’s report begins on page 25.

Compensation Committee

The Compensation Committee is composed of Mr. Davis, who chairs the Committee, Ms. Dally, Mr. DeFeo, and Mr. Hendrix. All members have been determined by the Board of Directors to be “independent” and meet the independence requirements of the NASDAQ listing standards. None of the members of the Compensation Committee has ever been an officer or employee of the Company. No member of the Company’s Board of Directors, including the members of the Compensation Committee, is an executive officer of an entity for which one of the Company’s executive officers serves as a director or a member of that entity’s compensation committee. The Compensation Committee establishes, reviews, and approves CEO compensation and also reviews and approves the compensation of executive officers of the Company. The Compensation Committee administers and approves awards granted under the Company’s 1996 and 1999 Stock Option Plans for Employees, the Amended and Restated 2004 Stock Incentive Plan for Employees, and the Company’s Shareholder Value Plan for Employees. The Compensation Committee met eight times during fiscal year 2007. The Board of Directors has adopted a charter for the Committee, which is available at www.americanwoodmark.com. The Compensation Committee’s report is contained on page 22. Additional information on the Company’s philosophy and policies pertaining to executive compensation are addressed in the Compensation Discussion & Analysis included in this document.

Nominating and Governance Committee

The Nominating and Governance Committee is composed of Ms. Dally, who chairs the Committee, Mr. Carroll, and Mr. DeFeo. All members have been determined by the Board of Directors to be “independent” and meet the independence requirements of the NASDAQ listing standards. The Nominating and Governance Committee is responsible for recruiting and nominating new director nominees for the Board and the development and review of the Company’s governance principles. The Committee also recommends directors for appointment to committees and chairs, reviews the performance of each director at least once every year, reviews the performance of the Board and explores ways to improve the effectiveness of the Board. The Committee met four times during fiscal year 2007. The Board of Directors has adopted a charter for the Committee which is available at www.americanwoodmark.com.

The Nominating and Governance Committee will consider recommendations for directorships submitted by shareholders. Shareholders who wish the Nominating and Governance Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the Committee in care of the Office of the Secretary, American Woodmark Corporation, PO Box 1980, Winchester, VA 22604. Correspondence must be received by the Company not less than 150 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders and must include a copy of the candidate’s resume, the candidate’s contact information, and the written consent of the candidate to serve as a director of the Company. The Nominating and Governance Committee may subsequently request additional information regarding the candidate. Recommendations by shareholders made in accordance with these procedures will receive due consideration by the Nominating and Governance Committee.

The Nominating and Governance Committee also considers candidates recommended by current members of the Board of Directors and members of management. From time to time, the Committee may engage an independent firm to assist in identifying potential candidates. No search firms were engaged for this purpose during fiscal year 2007. The Committee screens all candidates in the same manner regardless of the source of the recommendation.

In its review of each candidate, the Nominating and Governance Committee will assess the candidate’s character and professional ethics, judgment, business experience, independence, understanding of the Company’s or other related industries and other factors deemed pertinent in light of the current needs of the Board.

Executive Sessions

The Company’s non-management directors meet in regularly scheduled executive sessions at each of the Company’s Board meetings, without management present. During fiscal 2007, the non-management directors met four times to discuss certain board policies, processes and practices, the performance and proposed performance-based compensation of the Chief Executive Officer, management succession and other matters relating to the Company and the functioning of the Board.

COMPENSATION DISCUSSION AND ANALYSIS

The goal of the Company’s compensation program, as administered by the Compensation Committee, is to facilitate the creation of long-term value for its stockholders by attracting, motivating, and retaining qualified senior management. To this end, the Company has designed and administered the Company’s compensation program to appropriately reward its executives for sustained financial and operating performance, to align their interests with those of the Company’s stockholders, and to encourage them to remain with the Company for long and productive careers. To achieve alignment with stockholder interests, the Company’s compensation program provides significant rewards for outstanding performance, as well as clear financial consequences for underperformance. The majority of the Company’s senior executives’ compensation is “at risk” in the form of annual and long-term incentive awards that are paid, if at all, based on individual and Company performance. While a significant portion of compensation may fluctuate with annual results, the total program is structured to emphasize long-term performance and sustained growth in shareholder value.

Providing shareholders with a high level of return on their investment is an important objective of the Company, the Board, and the Compensation Committee. As a result, total return to shareholders factors prominently in the Compensation Committee’s thinking about the type and amount of compensation paid to executive officers. The compensation program for executive officers for fiscal 2007 consisted of the following elements:

Elements available to substantially all salaried employees:

•	base salary;

•	annual performance-based bonus;

•	annual employee profit sharing; and

•	retirement and health and welfare benefits.

Elements available to the Company’s key managers and selected employees:

•	Long-term incentive awards (stock options only, or stock options and Shareholder Value Units [“SVUs”]).

Elements available only to selected executive officers:

•	supplementary employee retirement plan; and

•	other benefits.

Determining Compensation

The Company, at the direction of the Compensation Committee, retains an independent compensation consultant every three years to assist the Committee in benchmarking, reviewing, and establishing executive compensation guidelines. Utilizing this data, the Compensation Committee determines the components of total compensation that are appropriate for the Company’s executive officers. At the request of the Compensation Committee, the Company retained Mercer Human Resource Consulting (Mercer) to develop and update the Company’s Competitive Peer Group for use in the evaluation of the Company’s compensation practices, assist in developing the Company’s executive compensation program, and benchmark competitive compensation levels. Mercer’s most recent update was completed in 2005. Mercer performs no other services for the Company other than those described in this “Determining Compensation” section.

The Company’s peer group for compensation benchmarking purposes was selected by Mercer and consists primarily of similar-sized companies in the furniture and related products industries that may compete with the Company for executive talent and that investors may consider as investment alternatives to the Company. For purposes of Mercer’s 2005 analysis, the Competitive Peer Group included: Associated Materials, Inc., BE Aerospace, Inc., Dorel Industries, Inc., Ethan Allen Interiors Inc., Flexsteel Industries, Furniture Brands International, Inc., HNI Corporation, Kimball International, Kinetic Concepts Inc., La-Z-Boy Inc., Herman Miller Inc., School Specialty Inc., Select Comfort Corporation, and Temper-Pedic International Inc.

During its 2005 update, Mercer benchmarked the Company’s compensation program at the request of the Compensation Committee. Mercer analyzed competitive compensation packages, using proxy information for the Peer Group companies. To ensure that the Peer Group data was representative of market compensation levels paid by comparably-sized companies, Mercer also considered data compiled from published surveys of executive compensation for comparably-sized companies within the durable goods manufacturing sector. Mercer’s findings were that both the Company’s targeted annual cash compensation and long-term compensation levels fell within a range of from the 50th percentile to the 75th percentile of median market compensation for comparably-sized companies in comparable industries. These findings were consistent with the Compensation Committee’s compensation objective, which is to establish base salaries and targeted annual and long-term incentive compensation for executive management at approximately the average levels found in publicly traded peer companies. The Compensation Committee sets executive compensation utilizing the data described above, but not pursuant to a precise formula to decide how each officer is compensated. In addition, the Committee takes into consideration for each individual executive officer a variety of factors, including experience, performance, skill sets and breadth and scope of responsibilities, to determine the appropriate level and mix of compensation, including the benchmarked compensation with the peer companies.

Components of Management Compensation

Base Salary. Base salary is intended to compensate the Company’s executives for:

•	the scope of their responsibilities,

•	the complexity of the tasks associated with their position within the Company,

•	their skill set, and

•	their performance.

Base salaries for all executives have been competitively established based on salaries paid for like positions in comparable companies. The companies used for comparison of base salaries may include additional companies from those used in the Competitive Peer Group where other competitive factors or local market conditions warrant. These salaries are obtained by management annually and reviewed by the Committee to assure continued competitiveness and are adjusted when necessary. Based on national surveys available to the Compensation Committee and information provided by Mercer, the Compensation Committee believes executive management, as a group, have base salaries of approximately the average market rate for comparably-sized companies.

Annual Cash Bonus. Annual cash bonus incentive awards are provided as an incentive to executives to achieve the Company’s annual financial goals, and reflect the Compensation Committee’s belief that a significant portion of the annual compensation of senior executives and other key employees should be contingent upon the financial performance of the Company. Annual bonus levels are established as a percentage of base salary. Jobs with greater spans of control and impact upon the Company’s results have higher bonus percentages. Most key managers and senior executives have two components to their annual bonus: one component that is tied to the Company’s net income for the fiscal year, and one component that is tied to individual performance. Net income has been utilized as a performance-based incentive compensation measurement for every employee in the Company, due to its ease of understanding as a simple, yet important indicator of the Company’s annual performance. Individual performance is assessed by each employee’s manager based on agreed upon goals established at the onset of the fiscal year. For each of the Company’s named executive officers, the majority of their annual cash bonus is dependant upon the amount of net income attained by the Company in relation to its Plan. The Chief Executive Officer and the Chief Operating Officer were eligible for maximum annual cash bonuses of 150% and 120% of their respective base salaries during fiscal year 2007, based entirely upon the amount of net income attained by the Company in relation to its Plan. No annual cash bonuses are paid if the Company’s performance is below a predetermined threshold level of net income.

Long-Term Incentive Awards. The Compensation Committee has established long-term incentive awards for the Company’s senior executives and key managers with the objective of advancing the longer-term interests of the Company and its shareholders by directly aligning executive compensation with increases in the Company’s stock price. These awards complement cash incentives tied to annual performance by providing incentives for executives to increase shareholder value over time. Long-term incentive compensation involves the use of two types of awards: stock options and shareholder value units. Both types of awards are intended to focus the attention of executives on the achievement of the Company’s long-term performance objectives, to align executive management’s interests with those of shareholders, and to facilitate executives’ accumulation of sustained ownership of company stock. The Company’s named executive officers are required to acquire and maintain a minimum ownership of company stock equal to their respective base salaries within the first five years of their employment with the Company. The levels of award opportunities, as combined under both instruments, are intended to be consistent with typical levels of comparable companies and to reflect an individual’s level of responsibility and performance. The Company’s Amended and Restated 2004 Stock Incentive Plan for Employees enables the Company to award both stock options and restricted stock to its employees. To date, the Company has not made any awards of restricted stock. The Company’s philosophy is that management should only realize benefits from long-term incentive awards when its shareholders have benefited from the appreciation of the Company’s stock in the case of stock options, or from the relative appreciation of the Company’s stock in relation to comparable investment alternatives, in the case of shareholder value units.

The Company awards its long-term incentive awards to its key managers each year following its annual earnings release in June. The Company awarded long-term incentive awards to 111 individuals in June 2006, 53 of whom received stock options only and 58 of whom received both stock options and shareholder value units.

In line with recommendations from Mercer, the Company’s named executive officers are targeted to receive long-term incentive awards valued at approximately 100% of base salary for Messrs. Wolk and Dunston, 120% for Mr. Guichard, and 150% for Mr. Gosa. The Company’s key managers who receive both stock options and shareholder value units receive long-term incentive awards of up to 65% of their respective base salaries, depending upon the relative importance of their roles within the Company. The relative value of stock option awards to shareholder value unit awards is generally 3:1. The Company has chosen to issue a higher proportion of stock options, given its belief that appreciation of the Company’s stock is more directly related to the Company’s performance than its performance compared with a broader market index. Long-term incentive awards to the Company’s key managers, other than the named executive officers, are based upon management’s recommendation, which are in turn approved by the Compensation Committee.

Stock Options. The Company’s Amended and Restated 2004 Stock Incentive Plan for Employees permits the granting of stock options, restricted stock, and stock appreciation rights. To date, only non-qualified stock options have been granted under this plan. Stock options are granted annually to certain senior executives and key managers on the third day following the Company’s announcement of its annual results. In addition, stock option grants have been made to certain senior executives effective with their date of hire. All stock options have exercise prices equal to the closing price of the Company’s stock on the date of grant. All employee stock options have ten-

year lives and vest ratably over the initial three years of the grant. Stock options only result in value realized by the Company’s employees to the extent that the price of company stock on the date of exercise exceeds the fair market value on the date of grant, and thus are an effective compensation element only if the stock price grows over the term of the award. The Compensation Committee believes that stock options are a motivational tool for the Company’s senior executives and key employees that also provide a retention incentive. The Company has never backdated its stock option grants.

Shareholder Value Units. Shareholder value units, as awarded under the Shareholder Value Plan for Employees, provide executives the opportunity to receive incentive cash payments when the comparative total return to the Company’s shareholders equals or exceeds the total returns for a comparable index of peer companies chosen by the Compensation Committee. The Compensation Committee has chosen the Russell 2000 Index for this purpose. The Russell 2000 Index has been utilized for several years and is expected to continue to be used for this purpose in the future. Executives are eligible for cash incentives if the Company provides a total return to shareholders that is greater than or equal to the performance of the Index.

Each of the units awarded under the Shareholder Value Plan permits its holder to receive a cash payment if the Company’s total shareholder return for the three-year performance period beginning on the first day of the Company’s fiscal year, when expressed as a percentage and compared with the total return for the Russell 2000 Index (the “Index”) for that period, equals or exceeds the performance of the Index. “Total Shareholder Return” for the Company is defined as the increase in the average trading price of a share of common stock during the month which ends the three-year performance period, divided by the average trading price of a share of common stock during the month preceding the first day of the three-year performance period, plus the value of dividends or other distributions with respect to a share of common stock during the performance period and expressed as an annualized rate of return for the performance period. The return on the Index is defined as the increase in the average Index value during the month which ends the three-year performance period, divided by the average Index value during the month preceding the first day of the three-year performance period.

The Compensation Committee has assigned a value of $500 for each award unit if the Company’s Total Shareholder Return is equal to the return on the Index, a value of $3,000 if Total Shareholder Return exceeds the return on the Index by at least 20%, and intermediate values for Total Shareholder Return that exceeds the return on the Index by less than 20%. Therefore, if a participant has 50 award units and the Company’s Total Shareholder Return equals the return on the Index, the participant will receive incentive compensation of $25,000 (50 X $500) for the three-year performance period. If the Company’s Total Shareholder Return exceeds the return on the Index by at least 20%, the participant will receive incentive compensation of $150,000 (50 X $3,000). If the Company’s Total Shareholder Return is below the return on the Index, no incentive compensation will be paid to the participant.

Before any payment may be made, the Compensation Committee must certify that the performance condition and any other requirements of the plan have been satisfied. The maximum aggregate amount a participant in the Shareholder Value Plan may be paid in any fiscal year is $750,000.

No payments will be made to a participant if the participant’s employment terminates before the last day of the performance period for any reason other than death, disability, retirement, or the sale or other disposition of the business unit in which the participant is employed. If termination of employment occurs because of the occurrence of one of the preceding events, the participant will receive a prorated payment at the end of the performance period.

Pension and Savings Plans

An important retention tool is the Company’s pension and retirement plans. The Company maintains a non-contributory, funded and tax-qualified defined benefit pension plan (the “Pension Plan”). The Pension Plan covers substantially all employees who are compensated on the basis of a salary and/or a commission, and who meet certain age and service requirements. Funding is determined on an actuarial basis. Benefits are based on 1.5% of a participant’s average cash compensation, including bonuses, for the five calendar years in the ten calendar years prior to the participant’s retirement that produce the highest average compensation, multiplied by the participant’s years of credited service. The annual earnings taken into account in this formula may not exceed an IRS-prescribed limit applicable to tax-qualified plans. These limits are indexed each year, so the ultimate amount of benefit actually paid will depend on the year of retirement. For calendar year 2007, the maximum annual compensation that may be taken into account is $225,000, and the maximum annual benefit that may be paid in the form of single life annuity is $180,000. The plan is a continuation of a pension plan that was in effect for employees of the Company who were employed by the Company when it was owned by Boise Cascade Corporation prior to 1980.

Because the Internal Revenue Code limits the maximum annual benefit that may be accrued under and paid from a tax-qualified plan such as the Company’s Pension Plan, the Company has established a non-tax qualified, non-contributory defined contribution supplemental pension plan (the “Pension Restoration Plan”, or “PRP”) to provide benefits that would restore the level of company benefits provided to approximately the levels they would have attained had the Code limit not been established. The PRP participants are a small group of named executive officers determined by the Compensation Committee. Each participant has an account under the PRP to which the Compensation Committee may, in its discretion, credit company contributions. The obligation of the Company to make payments under this Plan is an unsecured promise and any property of the Company set aside for the payment of benefits remains subject to the claims of creditors in the event of the Company’s insolvency until such benefits are distributed to the Plan participants under the provisions of the Plan. The Company contributed amounts during fiscal year 2007 into PRP accounts for Messrs. Gosa ($72,500), Guichard ($29,150) and Wolk ($18,300).

All employees participate in the Company’s profit-sharing plan, whereby 3% of the Company’s net income is contributed and divided equally among employee 401(k) accounts. In addition, all employees may contribute to 401(k) accounts on a pre-tax basis, up to 50% of their pay. The Company’s Investment Savings Stock Ownership Plan provides matching contributions in company stock of 50% up to the first 4% of pay. This is a qualified plan by the IRS and is subject to IRS compensation and other limitations.

Other Benefits

Messrs. Gosa, Guichard, Wolk, and Dunston are eligible to purchase the Company’s products at a discounted price.

The Company places a priority on enabling its employees to take advantage of preventive health care. To this end, the Company provides subsidized medical benefits to substantially all of its employees, as well as the ability to take advantage of annual physical exams at low or no cost. Messrs. Gosa, Guichard, Wolk and Dunston are eligible to receive more extensive annual medical exams from a nationally recognized medical clinic at no cost to them.

Deductible Compensation of Executive Officers

The Company is subject to Section 162(m) of the Internal Revenue Code, which imposes a $1.0 million limit on the amount of compensation that may be deducted by the Company for a taxable year with respect to the Chief Executive Officer and the next four most highly compensated officers of the Company. Performance-based compensation that meets certain requirements is not subject to the deduction limit.

The 1996 and 1999 Stock Option Plans for Employees, the Amended and Restated 2004 Stock Incentive Plan for Employees, and the Shareholder Value Plan for Employees are designed to comply with the requirements of the performance-based compensation exception from the $1.0 million limit. During fiscal 2007, compensation of the Chief Executive Officer and the next four most highly compensated officers under these Plans qualified for the performance-based exception to Section 162(m).

The Committee will continue to monitor the impact of the Section 162(m) limit on the Company and to assess alternatives for avoiding the loss of material tax deductions in future years.

Summary Compensation Table

The following table sets forth for fiscal year 2007 the compensation for the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s two other executive officers (each a “named executive officer” and collectively, the “named executive officers”).

Name & Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards 1	Non-equity Incentive Plan Compensation 2	Change in Pension Value 3	All Other Compensation 4	Total
James J. Gosa	2007	$658,461	$0	$0	$1,614,425	$602,820	$60,074	$86,381	$3,022,161
Chairman of the Board and Chief Executive Officer

Kent B. Guichard	2007	397,400	0	0	531,186	287,226	34,657	43,763	1,294,232
President and Chief Operating Officer

Jonathan H. Wolk	2007	266,154	0	0	340,141	179,199	10,009	35,862	831,365
Vice President and Chief Financial Officer

S. Cary Dunston	2007	148,077	0	0	73,638	175,642	0	116,440	513,797
Executive Vice President Manufacturing

1	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to each named executive officer, in fiscal 2007 as well as prior years, in accordance with SFAS 123(R). For additional information on the valuation assumptions with respect to the stock option grants, refer to pages 30 and 31 under Note G – Stock-Based Compensation in the Notes to the Consolidated Financial Statements of the Company’s 2007 Annual Report in the Form 10-K for the year ended April 30, 2007, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized. There were no forfeitures during the fiscal year.
2	Amounts in this column reflect the annual cash incentive compensation paid to the Company’s named executive officers for fiscal year 2007. These amounts were paid on June 1, 2007. Because the Company’s stock performance did not exceed the comparable performance benchmark, no payments were made on the shareholder value units during fiscal year 2007.
3	This column represents the sum of the change in the present value of accumulated benefits under the Pension Plan from May 1, 2006 to April 30, 2007. See the Pension Benefits table on page 15 for additional information. The Company does not provide any above-market or preferential earnings on non-qualified deferred compensation under the PRP.
4	See All Other Compensation table on page 12 for additional detail.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name	Company Contribution to Investment Savings Stock Ownership Plan 1	Payments Relating to Spousal Accompaniment on Employee Business Travel 2	Value of Discounted Cabinet Purchases 3	Company Contribution to PRP 4	Relocation Expenses 5	Value of Company- Paid Physical 6	Total
James J. Gosa	$4,909	$6,527	$0	$72,500	$0	$2,445	$86,381
Kent B. Guichard	4,759	5,946	0	29,150	0	3,908	43,763
Jonathan H. Wolk	4,694	0	8,492	18,300	0	4,376	35,862
S. Cary Dunston	0	0	0	0	113,682	2,758	116,440

1	These amounts represent matching 401(k) and profit-sharing contributions made to the named executive officers’ respective Investment Savings Stock Ownership Plan accounts. Because Mr. Dunston joined the Company during fiscal year 2007, he was not eligible to have such an account.
2	These amounts represent the Company’s reimbursement of expenses for the spouses of Mr. Gosa and Mr. Guichard to attend a company-sponsored business event.
3	This amount reflects the discount Mr. Wolk received on the purchase of company products for his personal residence.
4	These amounts reflect the value of company contributions made to the PRP accounts for the listed named executives. Because Mr. Dunston joined the Company after such contributions were made, he was not eligible to receive a company contribution during fiscal year 2007.
5	This amount reflects the reimbursement for relocation expenses received by Mr. Dunston in connection with his joining the Company in fiscal year 2007, pursuant to company policy.
6	These amounts reflect the expenses incurred by the Company for physical examinations provided to the named executive officers.

Grants of Plan-Based Awards in Fiscal 2007

The following table provides information about all equity and non-equity awards granted to the named executive officers in fiscal 2007: (1) the grant date; (2) the estimated future payout under Annual Cash Bonus Incentive Plan; (3) the estimated possible payouts under the Shareholder Value Units granted in 2006 for the fiscal 2007 to fiscal 2009 performance period; (4) the number of shares underlying stock options awarded; (5) the exercise price of the stock option awards, which reflects the closing price of the Company’s stock on the date of grant; and (6) the grant date fair value of each equity award computed according to SFAS 123(R). The Company made no equity incentive plan awards or stock awards during fiscal year 2007.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards 1			Estimated Possible Payouts Under Non-Equity Shareholder Value Plan Awards 2			Stock Option Awards: Number of Securities Underlying Options 3	Price of Option Awards 4	Full Grant Securities Fair Value 5

		Threshold	Target	Maximum	Threshold	Target	Maximum
James J. Gosa	n/a	$0	$612,000	$1,020,000
	6/12/06				$91,500	$183,000	$549,000
	7/6/06							77,537	$34.48	$1,045,539
Kent B. Guichard	n/a	0	291,600	486,000
	6/12/06				38,000	76,000	228,000
	6/12/06							36,000	32.76	556,592
Jonathan H. Wolk	n/a	0	162,000	270,000
	6/12/06				26,000	52,000	156,000
	6/12/06							21,000	32.76	324,679
S. Cary Dunston	n/a	0	165,000	275,000
	10/16/06							24,000	34.63	378,708

1	The amounts displayed in these columns reflect the target, threshold, and maximum payouts under the fiscal year 2007 Annual Cash Bonus program described in the Compensation Discussion and Analysis based upon current annual salary rates. The amounts actually paid under this program for fiscal year 2007 are reflected in the Summary Compensation Table.
2	These columns reflect the potential values of the future payout for each senior executive under the 2007 – 2009 Shareholder Value Plan if the threshold, target, or maximum goals are satisfied. The potential payouts are performance-driven and therefore completely at risk. The Plan measurements for determining the payout are described in the Compensation Discussion & Analysis on page 9. No Shareholder Value Plan award pay-outs were made in fiscal year 2007 because the threshold targets were not achieved.
3	This column reflects the number of stock options granted in fiscal year 2007 to the named executive officers. These options vest ratably over three years. The stock option awards granted to Messers. Guichard and Wolk were approved by the Compensation Committee on May 25, 2006 for issuance on June 12, 2006. The stock option grants made to Mr. Gosa on July 6, 2006 were “reload” option grants automatically made in accordance with the Company’s stock option plans when Mr. Gosa exercised stock options during fiscal 2007 and paid a portion of his option strike price using shares of the Company’s stock that he already owned. The stock option award to Mr. Dunston was granted on his initial date of employment. There were no re-pricings or amendments made to the Company’s stock option grants.
4	This column reflects the exercise price for the stock options granted, which was the closing price of the Company stock on the date of grant.
5	This column reflects the full grant value of the stock options granted in fiscal year 2007. Generally, this amount is equivalent to the amount that the Company will expense in its financial statements over the vesting period.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information on the current holdings of stock option awards to the named executive officers. This table includes all unexercised and unvested option awards. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is three years. For additional information about the stock option awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis on page 9.

Name	Stock Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Stock Option Exercise Price	Stock Option Expiration Date
James J. Gosa	7/6/06 1	0	40,945	$34.48	8/24/10
	7/6/06 1	0	17,753	34.48	5/16/11
	7/6/06 1	0	18,839	34.48	5/24/10
	6/10/05	15,000	30,000	28.97	6/10/15
	9/8/04 1	8,716	4,358	34.87	5/18/09
	8/20/04	80,000	40,000	30.63	8/20/14
	6/15/04	53,333	26,667	26.85	6/15/14
	6/13/03	80,000	0	24.21	6/13/13
	5/30/02	80,000	0	31.90	5/30/12
	5/16/01	39,000	0	14.93	5/16/11
	5/18/99	50,000	0	18.91	5/18/09
Kent B. Guichard	6/12/06	0	36,000	32.76	6/12/16
	6/10/05	10,000	20,000	28.97	6/10/15
	6/15/04	30,000	15,000	26.85	6/15/14
	6/13/03	20,000	0	24.21	6/13/13
	5/30/02	20,000	0	31.90	5/30/12
Jonathan H. Wolk	6/12/06	0	21,000	32.76	6/12/16
	6/10/05	6,667	13,333	28.97	6/10/15
	12/13/04 2	13,333	6,667	42.17	12/13/14
S. Cary Dunston	10/16/06 2	0	24,000	34.63	10/16/16

1	These stock option grants are reload grants issued to Mr. Gosa pursuant to the Company’s stock option plans. The reload stock options were automatically issued to Mr. Gosa when he used existing shares that he already owned as payment for subsequent stock option exercises.
2	These stock option grants were issued to Messrs. Wolk and Dunston upon their respective initial dates of employment with the Company.

Option Exercises and Stock Vested in Fiscal 2007

The following table provides information, for the named executive officers, on stock option exercises during fiscal 2007, including the number of shares acquired upon exercise and the value realized. The Company has not made stock awards.

Name	Number of Shares Acquired Upon Exercise	Value Realized Upon Exercise
James J. Gosa 1	241,000	$5,636,150
Kent B. Guichard 2	30,000	584,117
Jonathan H. Wolk	0	0
S. Cary Dunston	0	0

1	Mr. Gosa acquired 241,000 shares with an average exercise price of $11.09 and a market price of $34.48 on July 6, 2006. To pay for the option exercise price as well as the minimum statutory withholding taxes, Mr. Gosa traded in 126,047 shares of Company stock that he previously owned.
2	Mr. Guichard acquired 10,000 shares with an exercise price of $14.93 and an average market price of $35.46 in September, 2006, and he acquired 20,000 shares with an exercise price of $18.91 and an average market price of $37.85 in October, 2006. Both sales were made pursuant to Mr. Guichard’s 10b5-1 Sales Plan.

Pension Plan and Pension Restoration Plan Benefits in Fiscal 2007

The following table reports the present value of the accumulated plan benefit at April 30, 2007 for the named executive officers under the Pension Plan based upon the assumptions described below in Note 1. No pension benefit payments were made to any of the named executive officers during fiscal year 2007. See “Pension and Savings Plans” on pages 9 and 10 for a discussion of pension and savings plan benefits.

Name	Pension Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit 1
James J. Gosa	Salaried Pension Plan	16.0	$300,681
Kent B. Guichard	Salaried Pension Plan	13.7	153,041
Jonathan H. Wolk	Salaried Pension Plan	2.4	19,794
S. Cary Dunston	Salaried Pension Plan	0.5	0

1	The accumulated benefit is based on service and earnings (base salary and bonus, as described above) considered by the plans for the period through April 30, 2007. The present value has been calculated assuming the named executive officers will remain in service until age 60, the age at which retirement may occur without any reduction in benefits. As described on page 35, under Note H – Employee Benefit and Retirement Plans in the Notes to the Consolidated Financial Statements of the Company’s 2007 Annual Report in the Form 10-K for the year ended April 30, 2007, as filed with the SEC, the interest assumption is 5.76%. The post-retirement mortality assumption is based on the 1994 Group Annuity Mortality Table.

The amounts reported in the table below represent the change in value in the PRP accounts of the named executive officers from May 1, 2006 through April 30, 2007, as well as the aggregate balance as of April 30, 2007.

	Non Qualified Deferred Compensation
Name	Company Contributions in FY 2007 1	Aggregate Earnings in FY 2007 2	Withdrawals/ Distribution in FY 2007	Aggregate Balance at April 30, 2007
James J. Gosa	$72,500	$79,329	$0	$769,620
Kent B. Guichard	29,150	3,122	0	236,901
Jonathan H. Wolk	18,300	2,920	0	21,220
S. Cary Dunston	0	0	0	0

1	Amounts listed in the Company contributions column were reported as compensation in fiscal year 2007 in the “All Other Compensation” column of the Summary Compensation Table.
2	Earnings were credited to the accounts of the named executive officers based upon their respective investment choices. These earnings, which are not included in the Summary Compensation Table, were as follows;
•	Mr. Gosa’s PRP balance was invested in three mutual funds managed by the American Funds family, and one mutual fund managed by Franklin Templeton Investments.
•	Mr. Guichard’s PRP balance was invested in two Smith Barney mutual funds.
•	Mr. Wolk’s PRP balance was invested in three mutual funds managed by the American Funds family, and one mutual fund managed by Allianz.

Post-Employment Compensation Arrangements

The Company has entered into employment agreements with the following executives: Messrs: Gosa, Guichard and Wolk, as described below.

Mr. Gosa has an employment agreement with the Company to fulfill the duties of Chief Executive Officer, Mr. Guichard has an employment agreement with the Company to fulfill the duties of Chief Operating Officer, and Mr. Wolk has an employment agreement with the Company to fulfill the duties of Chief Financial Officer. The respective agreements provide Mr. Gosa a base salary of at least $610,000 per year, Mr. Guichard a base salary of at least $359,000 per year, and Mr. Wolk a base salary of at least $257,500 per year, all subject to annual upward adjustments as the Company shall deem appropriate from time to time and as approved within general practice and authority levels required by the Company’s Compensation Committee.

Further, the three executives are entitled to participate in the Company’s annual incentive program with a bonus opportunity of between 0% and 150% of Mr. Gosa’s then current base salary, between 0% and 120% of Mr. Guichard’s then current base salary, and between 0% to 100% of Mr. Wolk’s then current base salary. In each case, the actual amount of the bonus paid will be related to achievement of certain performance objectives set by the Compensation Committee at the beginning of each fiscal year. Each of the respective agreements is for a one-year term that ends on December 31 of each year and provides for an automatic one-year extension, unless either party to the agreement gives notice on or before November 1st of the preceding year.

Under each agreement, if the executive’s employment is terminated without “cause” (the employment agreements define “cause” as neglect of duty that is not corrected after 90 days’ written notice, misconduct, malfeasance, fraud or dishonesty which materially and adversely impacts the Company or its reputation, or conviction or entering a plea of Nolo Contendere to a felony or crime involving moral turpitude), then he is entitled to severance pay equal to his base salary for a specified period of time (18 months for Mr. Gosa and Mr. Guichard, 12 months for Mr. Wolk). Severance will be paid in accordance with the Company’s usual payroll practices for salaried personnel. The agreements require that the executives not compete with the Company either while they are employed or during the time they receive severance pay.

Upon a change in control of the Company (the employment agreements define “change in control” as an acquisition by a third party of 20% or more of the outstanding company stock; a change in the Company’s Board of Directors, such that the current members and their approved successors cease to be a majority; a merger or other business combination following which the Company’s pre-transaction shareholders cease to hold more than 50% of the Company’s stock; or complete liquidation or dissolution of the Company or the sale or other disposition of substantially all of its assets), both Mr. Gosa and Mr. Guichard can terminate their employment for any reason at any time during the two-year period following the change of control. If either Mr. Gosa or Mr. Guichard choose to exercise this right, he would receive a single lump sum payment equal to 2.99 times the sum of:

•	the greater of his annual base salary at the time of termination or the largest base salary in effect during the term of his agreement, and

•	an amount equal to the greater of the average of bonuses paid for the three preceding fiscal years or 60% of the maximum eligible annual cash bonus for the year of termination.

Likewise, if the Company terminates either Mr. Gosa’s or Mr. Guichard’s employment without cause within 3 months before or 2 years after a change in control, he would receive the same lump sum payment. The Company cannot terminate these agreements for 24 months after a change in control. The change in control payments may not exceed the maximum that can be paid without such payment constituting an excess parachute payment as defined by the Internal Revenue Code.

If Mr. Wolk terminates his employment for good reason within one year after a change in control, he would be entitled to a lump sum payment equal to two times the sum of:

•	the greater of his annual base salary at the time of termination, a change in control, or the largest base salary in effect during the term of this agreement, and

•	an amount equal to the greater of the average of bonuses paid for the three preceding fiscal years or 60% of the maximum eligible annual cash bonus for the year of termination.

Mr. Wolk would have good reason to terminate his employment only if:

•	his base salary is reduced,

•	he is not in good faith considered for a bonus,

•	he is not in good faith considered for other executive compensation benefits,

•	his place of employment is relocated to a location further than 50 miles from his current place of employment, or

•	his working conditions or management responsibilities are substantially diminished (other than on account of his disability).

Likewise, if the Company terminates Mr. Wolk’s employment without cause within three months before or one year after a change in control, he would receive the same lump-sum payment.

If one of the named executive officers were to die or were to terminate employment with the Company due to disability, any vested and exercisable stock options previously awarded would remain exercisable for a period of one year following the death or termination.

The following table represents the incremental expense the Company would incur for Mr. Gosa upon termination of his employment under various scenarios had a change of control occurred and been effective as of April 30, 2007.

	Termination Event
Payment Type	Retirement	Termination Within Three Months Before Or Up To Two Years After Change In Control	Termination Without Cause and No Change In Control	Death Or Disability	Voluntary Termination And No Change In Control
Base Salary	$0	$2,033,200	$1,020,000	$0	$0
Annual Bonus	0	1,829,880	0	0	0
Accelerated Stock Options Vesting	0	1,312,149	0	0	0

Total	$0	$5,175,229	$1,020,000	$0	$0

The following table represents the incremental expense the Company would incur for Mr. Guichard upon termination of his employment under various scenarios had a change of control occurred and been effective as of April 30, 2007.

	Termination Event
Payment Type	Retirement	Termination Within Three Months Before Or Up To Two Years After Change In Control	Termination Without Cause and No Change In Control	Death Or Disability	Voluntary Termination And No Change In Control
Base Salary	$0	$1,210,950	$607,500	$0	$0
Annual Bonus	0	871,884	0	0	0
Accelerated Stock Options Vesting	0	579,014	0	0	0

Total	$0	$2,661,848	$607,500	$0	$0

The following table represents the incremental expense the Company would incur for Mr. Wolk upon termination of his employment under various scenarios had a change of control occurred and been effective as of April 30, 2007.

	Termination Event
Payment Type	Retirement	Termination Within Three Months Before Or Up To Two Years After Change In Control	Termination Without Cause and No Change In Control	Death Or Disability	Voluntary Termination And No Change In Control
Base Salary	$0	$540,000	$270,000	$0	$0
Annual Bonus	0	324,000	0	0	0
Accelerated Stock Options Vesting	0	426,649	0	0	0

Total	$0	$1,290,649	$270,000	$0	$0

NON-MANAGEMENT DIRECTORS’ COMPENSATION

The current compensation program for non-management directors has been in place since August 24, 2006, and is designed to achieve the following goals:

•	compensation should fairly pay directors for work required for the Company’s size and scope;

•	compensation should align directors’ interests with the long-term interests of shareholders; and

•	the structure of the compensation should be simple, transparent and easy for shareholders to understand.

Non-management directors’ compensation includes the following compensation elements:

Director Fees. On August 24, 2006, the annual retainer paid to non-management directors was increased from $21,250 to $28,000 per year. In addition, committee attendance fees were established at that time as $1,000 per in-person meeting and $500 per telephonic meeting. The Audit Committee Chair receives an additional annual retainer of $8,000 per year, while the Compensation Committee and the Nominating and Governance Committee Chairs each receive an additional annual retainer of $4,000 per year. Directors who are also employees of the Company receive no additional compensation for their services on the Board. All directors were reimbursed for out-of-pocket costs incurred for travel and other expenses for attending board and committee meetings.

Stock Compensation. In August 2006, shareholders approved the 2006 Non-Employee Directors Equity Ownership Plan (the “2006 Directors Plan”), which replaced the 2005 Non-Employee Directors Stock Option Plan. Under the 2006 Directors Plan, the forms of stock compensation granted to non-employee directors can include stock options, stock appreciation rights, and restricted stock awards. As with the Company’s Employee Stock Incentive Plans, all grants of stock options and stock appreciation rights must be at 100% of the fair value of the underlying common stock at the date of the grant. Stock options granted under the 2006 Directors Plan have terms of ten years and are exercisable as to one-third of the shares on the first anniversary of the date of grant and as to an additional one-third on each succeeding anniversary of the date of grant until fully vested. No stock appreciation rights or restricted stock awards have been granted under this Plan. The Company’s practice has been to award directors with annual stock option grants immediately following their election or re-election to the Board by the Company’s shareholders. During the last fiscal year, Messrs. Brandt, Carroll, Hussey, Davis, McKane, DeFeo, Hendrix, Ms. Dally, and Ms. Moerdyk were each granted options to purchase 5,000 shares of stock at an exercise price of $31.88 per share.

Each non-employee director is also eligible to participate in the Company’s Shareholder Value Plan for Non-Employee Directors. The Plan authorizes the Compensation Committee to grant “award units” to non-employee directors. Each unit awarded under the Plan provides its holder the right to receive incentive cash payments when the Total Shareholder Return equals or exceeds the total returns for the Index during the comparable three-year period.

The definitions of Total Shareholder Return and the Index are identical for both the Shareholder Value Plan for Employees and the Shareholder Value Plan for Non-Employee Directors.

During fiscal year 2007, the Compensation Committee granted six award units to each of Messrs. Brandt, Carroll, DeFeo, McKane, Hussey, Davis, Hendrix, Ms. Dally, and Ms. Moerdyk for a performance period beginning on September 1, 2006 and ending on August 31, 2009. As with the Shareholder Value Plan for Employees, the Compensation Committee assigned a value of $500 for each award unit if the Company’s Total Shareholder Return is equal to the return on the Index, a value of $3,000 if the Total Shareholder Return exceeds the return on the Index by at least 20% and intermediate values for Total Shareholder Return that exceeds the return on the Index by less than 20%. Therefore, if a director has six award units and the Company’s Total Shareholder Return equals the return on the Index, the director will receive incentive compensation of $3,000 (6 X $500) for the three-year performance period. If the Company’s Total Shareholder Return exceeds the return on the Index by at least 25%, the director will receive incentive compensation of $18,000 (6 X $3,000). If the Company’s Total Shareholder Return is below the return on the Index, no incentive compensation will be paid to the non-employee director.

Before any payment may be made, the Compensation Committee must certify that the performance goal has been achieved and that any other requirements of the Plan have been satisfied. No payment will be made until the Compensation Committee makes the certification.

No payment will be made to a non-employee director if he or she ceases to be a director before the last day of the performance period for any reason other than death, disability, change of control, or liquidation of the Company. If the non-employee director ceases to be a director because of one of the preceding events, the non-employee director will receive a prorated payment at the end of the performance period. Three award units were previously granted under the Plan in 2003 to each of Messrs. Carroll, Davis, Hussey, and Ms. Dally. The performance period for these awards ended on August 31, 2006. Because the Company’s Total Shareholder Return for the performance period was less than the return on the Index, no payment was made.

The following table sets forth the compensation earned by or paid to the Company’s non-employee directors during fiscal year 2007.

Director Summary Compensation Table

Name of Director	Director Fees Paid in Cash 1	Stock Awards	Option Awards 2	Non-Equity Incentive Plan Compensation 3	Total
William F. Brandt, Jr.	$24,625	$0	$15,919	$0	$40,544
Daniel T. Carroll	28,625	0	15,919	0	44,544
Martha M. Dally	30,625	0	15,919	0	46,544
Kent J. Hussey	30,625	0	15,919	0	46,544
James G. Davis, Jr.	28,625	0	15,919	0	44,544
G. Thomas McKane	26,625	0	15,919	0	42,544
Neil P. DeFeo	28,625	0	15,919	0	44,544
Daniel T. Hendrix	26,625	0	15,919	0	42,544
Carol B. Moerdyk	26,625	0	15,919	0	42,544

1	This column reflects the amount of cash compensation earned during fiscal year 2007 for board and committee service.
2	This column reflects the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to each non-employee director, in fiscal 2007 as well as prior years, in accordance with SFAS 123(R). The fair value of the fiscal year 2007 stock option grants was estimated using the Black-Scholes option pricing model in accordance with SFAS 123(R). The fair value per stock option was $14.95, based on assumptions of 6.0 years expected life, expected volatility of 45.2%, expected dividend yield of 0.75%, and a risk-free interest rate of 4.78%. The following directors have outstanding stock option awards at 2007 fiscal year-end: Mr. Brandt 9,000, Mr. Carroll 11,000, Ms. Dally 11,000, Mr. Hussey 9,000, Mr. Davis 11,000, Mr. McKane 11,000, Mr. DeFeo 11,000, Mr. Hendrix 7,000, and Ms. Moerdyk 7,000.
3	This column reflects the values paid to the Directors during fiscal year 2007 pertaining to shareholder value units. Because the Company’s stock price performance failed to meet the threshold performance requirement, no such payments were made during fiscal year 2007.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with Management. Based upon its review and discussions with Management, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2007 Annual Meeting. This report is provided by the following independent directors, who comprise the Committee:

James G. Davis, Jr. Chair

Martha M. Dally

Neil P. DeFeo

Daniel T. Hendrix

SECURITY OWNERSHIP

Share Ownership of Directors and Executive Officers

The following table sets forth information regarding shares of the Company’s common stock beneficially owned as of June 22, 2007 by (i) each director and director nominee of the Company, (ii) each of the Company’s named executive officers (as identified in the “Summary Compensation Table”), and (iii) the directors and executive officers as a group. Unless otherwise noted, and to the best knowledge of the Company, each of the shareholders listed below has sole voting power and sole investment power with respect to the number of shares set forth opposite the shareholder’s name.

Name	Number of Shares Beneficially Owned	Aggregate Percent of Class
William F. Brandt, Jr. (1)	3,491,378	23.4%
James J. Gosa (2)	749,734	5.0%
Kent B. Guichard (3)	133,107	*
Jonathan H. Wolk (4)	36,418	*
Daniel T. Carroll (5)	30,523	*
Martha M. Dally (6)	20,499	*
Neil P. DeFeo (7)	15,999	*
G. Thomas McKane (8)	6,399	*
James G. Davis, Jr. (9)	6,129	*
Kent J. Hussey (10)	3,999	*
Carol B. Moerdyk (11)	866	*
Daniel T. Hendrix (12)	666	*
S. Cary Dunston	9	*

All directors and executive officers as a group (13 persons) (13)	4,495,726	30.1%

*	Indicates less than 1%.
(1)	Includes 14,988 shares held by the Brandt Family Foundation for which Mr. Brandt has shared voting and dispositive power, and stock options exercisable on June 22, 2007 or within 60 days thereafter by Mr. Brandt for 1,999 shares.
(2)	Includes stock options exercisable on June 22, 2007 or within 60 days thereafter by Mr. Gosa for 513,560 shares.
(3)	Includes stock options exercisable on June 22, 2007 or within 60 days thereafter by Mr. Guichard for 117,000 shares.

(4)	Includes 1,000 shares held jointly by Mr. Wolk and his spouse, for which Mr. Wolk has shared voting and dispositive power. Includes stock options exercisable on June 22, 2007 or within 60 days thereafter by Mr. Wolk for 33,666 shares.
(5)	Includes stock options exercisable on June 22, 2007 or within 60 days thereafter by Mr. Carroll for 3,999 shares.
(6)	Includes 500 shares held by Ms. Dally as Trustee for the R. Dally Family Trust, for which Ms. Dally has shared voting and dispositive power. Includes stock options exercisable on June 22, 2007 or within 60 days thereafter by Ms. Dally for 3,999 shares.
(7)	Includes stock options exercisable on June 22, 2007 or within 60 days thereafter by Mr. DeFeo for 3,999 shares.
(8)	Includes stock options exercisable on June 22, 2007 or within 60 days thereafter by Mr. McKane for 3,999 shares.
(9)	Includes stock options exercisable on June 22, 2007 or within 60 days thereafter by Mr. Davis for 3,999 shares.
(10)	Includes stock options exercisable on June 22, 2007 or within 60 days thereafter by Mr. Hussey for 1,999 shares
(11)	Includes stock options exercisable on June 22, 2007 or within 60 days thereafter by Ms. Moerdyk for 666 shares.
(12)	Includes stock options exercisable on June 22, 2007 or within 60 days thereafter by Mr. Hendrix for 666 shares.
(13)	Includes stock options exercisable on June 22, 2007 or within 60 days thereafter for an aggregate of 689,551 shares.

Share Ownership of Principal Beneficial Owners

The following table sets forth information regarding shares of the Company’s common stock beneficially owned by each stockholder the Company believes to own more than 5% of the Company’s outstanding common stock. This data is based upon their Schedules 13G filed with the SEC. Unless otherwise noted, and to the best knowledge of the Company, each of the shareholders listed below has sole voting power and sole investment power with respect to the number of shares set forth opposite the shareholder’s name.

Name	Number of Shares Beneficially Owned	Aggregate Percent of Class
Barclays Global Investors Holdings, Ltd. (1)	1,738,176	11.6%
45 Fremont Street
San Francisco, CA 94105
Mary Jo Stout (2)	1,340,122	9.0%
PO Box 60
Mayville, MI 48744
Wellington Management Company, LLP (3)	918,912	6.2%
75 State Street
Boston, MA 02109
Franklin Resources, Inc. (4)	871,085	5.8%
One Franklin Parkway
San Mateo, CA 94403
Akre Capital Management (5)	796,961	5.3%
2 West Marshall Street
Middleburg, VA 20118
Royce & Associates, LLC (6)	781,225	5.2%

1414 Avenue of the Americas
New York, NY 10019
Total Principal Beneficial Owners	6,446,481	43.1%

(1)	Information contained in a Schedule 13G filed with the SEC on January 23, 2007 indicates that Barclays Global Investors N.A. owned 1,559,268 shares, and Barclays Global Fund Advisors owned 178,908 shares of the Company’s common stock. The filing also indicated that Barclays Global Investors N.A. had sole dispositive power for 1,559,268 shares and sole voting power for 1,508,816 shares, and Barclays Global Fund Advisors had sole voting power and sole dispositive power for 178,908 shares.
(2)	Includes 16,500 shares held by Ms. Stout as trustee for the benefit of her children, 240,064 shares held by her brother as trustee for the benefit of Ms. Stout, and 10,000 shares held by the Holcomb Family Foundation.
(3)	The beneficial ownership information for Wellington Management Company, LLP is based upon the Schedule 13G filed with the SEC on February 14, 2007, which also indicated shared dispositive power for 918,912 shares and shared voting power of 637,612 shares.
(4)	The beneficial ownership information for Franklin Resources, Inc. is based upon the Schedule 13G filed with the SEC on February 5, 2007, which also indicated sole voting power for 862,585 shares, and sole dispositive power for 871,085 shares.
(5)	The beneficial ownership information for Akre Capital Management is based upon the Schedule 13G filed with the SEC on February 13, 2007, which also indicated shared dispositive power and shared voting power for 796,961 shares.
(6)	The beneficial ownership information for Royce & Associates, LLC is based upon the Schedule 13G filed with the SEC on February 12, 2007, which also indicated sole voting power and sole dispositive power for 781,225 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the Exchange Act) requires the Company’s directors and officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities (including common stock), to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file with the SEC.

Based upon the Company’s records and other information, including SEC filings on Forms 3, 4 and 5 during or with respect to the Company’s fiscal year ended April 30, 2007, the Company is not aware of any director, executive officer, or 10% shareholder who has not met all of the applicable SEC filing requirements during or in respect of the Company’s fiscal year ended April 30, 2007.

CERTAIN TRANSACTIONS

The Nominating and Governance Committee has the responsibility for the review and approval of all related party transactions and other potential conflicts of interest involving directors. In addition, the Nominating and Governance Committee is responsible for the review of any potential conflicts of interest involving employees or directors as defined in the Company’s Code of Business Conduct and Ethics, which is maintained on the Company’s website at www.americanwoodmark.com.

The Company leases its headquarters from Amwood Associates, a partnership including Mr. Brandt, a Director, and Ms. Stout, who beneficially owns more than 5% of the Company’s common stock. During fiscal year 2007, Mr. Brandt and Ms. Stout had partnership interests in Amwood Associates of 38.6% and 20.0%, respectively. The original lease commenced on March 18, 1986 and ended on March 17, 2001. The Company has twice elected to renew this lease in accordance with company policy and procedures which included approval by the Board of Directors for the latest five-year term which expires in 2011. In considering the renewal of this lease, the Company obtains an independent appraisal of the lease terms in relation to market terms for comparable properties. Based upon this review, the Company believes that the rent under the lease is in line with market rates that could be obtained from unaffiliated third parties. Current rental payments are $36,374 per month and are subject to annual increases, not to exceed 7%, based on changes in the Consumer Price Index. During the fiscal year ended April 30, 2007, the Company made aggregate payments under the lease in the amount of $437,547. As of April 30, 2007, the aggregate remaining lease payments due under this lease until its expiration, exclusive of potential Consumer Price Index adjustments, were $1,734,382.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed and discussed the Company’s unaudited quarterly financial statements and the audited annual financial statements for the fiscal year ended April 30, 2007 with management and KPMG LLP, the Company’s independent registered public accounting firm, who are responsible for expressing their opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles, as well as on the effectiveness of the Company’s internal control over financial reporting. The Committee has discussed with KPMG the matters required to be discussed by Statement of Auditing Standards No. 61 “Communications with Audit Committees.” The Committee has also been provided by KPMG the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee has discussed that firm’s independence from management and the Company.

The Committee discussed and approved the audit scopes and plans of the Company’s internal auditor and KPMG for their respective audits. The Committee met with the Company’s internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, management’s assessment of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Company’s Board of Directors that the audited financial statements as of and for the year ended April 30, 2007 be included in the Company’s Annual Report on Form 10-K. The Committee has selected KPMG LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for fiscal year 2008 and the Board of Directors has submitted the selection of KPMG LLP for ratification by the shareholders at the Annual Meeting.

Kent J. Hussey, Chairperson

Daniel T. Carroll

G. Thomas McKane

Carol B. Moerdyk

Independent Auditor Fee Information

Fees for professional services provided by KPMG LLP, the Company’s independent registered public accounting firm, in each of the last two fiscal years, in each of the following categories are:

	2007	2006
Audit Fees	$504,000	$465,000
Audit-Related	26,500	25,000
Tax Fees	4,750	4,500
All Other Fees	0	0

Total	$535,250	$494,500

Audit Fees include fees associated with the annual audit of the Company’s financial statements, and internal control over financial reporting, as well as reviews of the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.

Audit-Related Fees are incurred for employee benefit plan financial statement audits.

Tax Fees include fees pertaining to tax compliance.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed for the Company by any independent registered public accounting firm. The policy permits the Audit Committee to pre-approve specifically defined audit and non-audit services. Unless a specific service has been pre-approved with respect to that year, the Audit Committee must approve each permitted service before KPMG LLP or another independent registered public accounting firm is engaged. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services, provided that the Chair reports those approvals to the Committee at its next scheduled meeting. During fiscal year 2007, all audit fees, audit-related fees, tax fees, and other fees were pre-approved or approved in advance by the Audit Committee.

ITEM 2—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2008, and the Board of Directors has directed a vote of shareholders to be taken to ascertain their approval or disapproval of that selection. If the shareholders do not ratify the selection of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the selection of the independent registered public accounting firm.

Representatives of KPMG LLP will be present at the Company’s Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

OTHER BUSINESS

If any other business properly comes before the Annual Meeting, your proxy may be voted by the persons named in it in the manner as they deem proper.

At this time, management does not know of any other business that will be presented at the Annual Meeting.

PROPOSALS BY SHAREHOLDERS FOR PRESENTATION AT 2008 ANNUAL MEETING

Any shareholder desiring to present a proposal to the shareholders at the 2008 Annual Meeting and who desires that such proposal be included in the Company’s proxy statement and proxy card relating to that meeting, must transmit that proposal to the Secretary of the Company so that it is received at the Company’s principal executive offices on or before March 19, 2008. Proposals should be in compliance with applicable Securities and Exchange Commission regulations. If the Company does not receive notice at its principal offices on or before June 1, 2008 of a shareholder proposal for consideration at the 2008 Annual Meeting, the proxies named by the Company’s Board of Directors with respect to that meeting shall have the discretionary voting authority with respect to that proposal. With respect to shareholder proposals that are not included in the proxy statement for the 2008 Annual Meeting, the persons named in the proxy solicited by the Company’s Board of Directors for the 2008 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

Jonathan H. Wolk
Secretary

July 12, 2007

AMERICAN WOODMARK CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 23, 2007

The undersigned hereby appoints Martha M. Dally and Daniel T. Carroll (each with power to act alone and with power of substitution) as proxies, and hereby authorizes them to represent and vote, as directed on the reverse side, all the shares of Common Stock of American Woodmark Corporation held of record by the undersigned on June 27, 2007, at the annual meeting of shareholders to be held on August 23, 2007, and any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

AMERICAN WOODMARK

CORPORATION

August 23, 2007

Please complete, date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. To elect ten directors to serve a one-year term on the Company’s Board of Directors.			2.	TO RATIFY THE SELECTION BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF KPMG LLP as independent registered accounting firm of the Company for the fiscal year ending April 30, 2008.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

NOMINEES:

O William F. Brandt, Jr.

O Daniel T. Carroll

O Martha M. Dally

O James G. Davis, Jr.

O James J. Gosa

O Kent B. Guichard

O Daniel T. Hendrix

O Kent J. Hussey

O G. Thomas McKane

O Carol B. Moerdyk

			3.	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:		•

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.